Exhibit 10.07

TERMINAL SERVICES SCHEDULE
(McKee Terminal)

This Terminal Services Schedule (this “Schedule”) is entered into on the 1st day of April, 2016 (the “Effective Date”) by and between VALERO PARTNERS OPERATING CO. LLC, a Delaware limited liability company (“Company”) and VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Customer”) pursuant to the Master Terminal Services Agreement (“Agreement”) between Company and Customer dated December 16, 2013. Except as set forth herein, the terms and conditions of the Agreement are incorporated by reference into this Schedule. Unless otherwise defined in this Schedule, the defined terms in this Schedule will have the same meaning used in the Agreement.

1.    Definitions. For purposes of this Schedule and the Agreement as it relates to this Schedule, the following terms shall have the meanings set forth below:
(a)    “Tankage” means the crude oil, refined products and intermediates storage tanks identified on Exhibit A attached hereto and incorporated herein for all purposes that are located at the Terminal.
(b)    “Tank” means any individual crude oil, refined product or intermediate storage tank within the Tankage. The Company may designate alternate tankage in the event the Tanks become unavailable.
2.    Term. This Schedule shall have a primary term commencing on the Effective Date and ending 10 years from the Effective Date (the “Initial Term”), and may be renewed by Customer, at Customer’s sole option, for one successive 5 year renewal term (a “Renewal Term”), upon at least 180 Days’ written Notice from Customer to Company prior to the end of the Initial Term. The Initial Term and Renewal Term, if any, shall be referred to in this Schedule as the “Term”.
3.    Terminal. The terminal services contemplated by this Schedule will be performed at Company’s Affiliate’s McKee Tank Farm located in Sunray, Texas (the “Terminal”).
4.    Refinery. The Terminal supports Customer’s Affiliate’s McKee Refinery located in Sunray, Texas (the “Refinery”).
5.    Product. The products to be handled and stored under this Schedule (each a “Product”, and collectively the “Products”) are those specified Products set forth on Exhibit B attached hereto and incorporated herein for all purposes.
6.    Receipts and Deliveries. Product will be received at and delivered from the Terminal by pipeline. Custody of Products received at the Terminal shall pass to Company at the Demarcation Point. Custody of Products delivered from the Terminal shall pass to Customer at the Demarcation Points. For purposes of this Section 6, the “Demarcation Points” shall mean those points at which any receipt pipeline to the Tankage or delivery pipeline from the Tankage connects to any receipt or delivery pipeline outside of the Terminal that is used for the purpose of transporting Products to and from the Terminal. The Parties may determine the actual Demarcation Points following the

Effective Date and agree to execute any amendments or supplements to this Schedule if necessary to incorporate the actual Demarcation Points.
7.    Specifications. Customer will ensure that all of Customer’s Product delivered to the Terminal under the terms of this Schedule meets the Company’s applicable specifications for such Product (the “Specifications”), provided that (i) the Product specifications and properties remain consistent with the pipeline system specifications for the applicable pipelines connected to the Terminal, and (ii) the Product specifications and properties comply with any specifications imposed by Law. These Specifications are minimum specifications for the Terminal and do not supersede any published or otherwise required specification set forth by the delivering pipelines that may be more stringent for movements on those third party pipelines. Ethanol delivered to the Terminal by or on behalf of Customer shall meet all the specifications listed in the latest version of ASTM D4806.
8.    Throughput Charges. For each Month during the Term, Customer will pay Company (i) $0.333 per Barrel of Product throughput and handled at the Terminal for or on behalf of Customer for throughput volumes up to 320,000 average Barrels per Day of Products (“Tier 1 Rate”), and (ii) $0.05 per Barrel of Products throughput and handled at the Terminal by or on behalf of Customer on terminal throughput volumes in excess of 320,000 average Barrels per Day of Products (“Tier 2 Rate”), in each case subject to escalation pursuant to Section 11. The Tier 1 Rate and Tier 2 Rate may be referred to collectively or individually as the “Throughput Charge”. For the avoidance of doubt, to the extent any Quarterly Deficiency Payment is applied to any Quarterly Surplus Volumes (such volumes being referred to as “Pre-Paid Volumes”), the Throughput Charge for such Pre-Paid Volumes shall be the Tier 1 Rate for the Calendar Quarter in which such Quarterly Deficiency Payment was made. For each Month within a Calendar Quarter, the Throughput Charge applied to volumes tendered for such Month shall be based on a quarter-to-date calculation of the Minimum Monthly Commitment (as defined below), and the revenue billed for such Month shall be adjusted to reflect such quarter-to-date calculation. For purposes of this Section 8, the term “Minimum Monthly Commitment” shall be 272,000 average Barrels per Day multiplied by the number of days in the applicable Month. An illustrative example of the quarter-to-date calculation of the Minimum Monthly Commitment and applicable Throughput Charges for such quarter is attached hereto as Exhibit C. For avoidance of doubt, movements of Product from the Terminal to the Refinery for processing at the Refinery and movements of Product out of the Refinery from processing to the Terminal are not considered throughput for which Customer will be charged a Throughput Charge.
9.    Other Charges.
(a)    Holdover Fee. If Customer does not remove its Product from the Terminal on or before the date this Schedule terminates, except to the extent any delay in removal is caused by Company, Customer will pay a holdover fee of $0.05 per Barrel of Product per day in addition to any Throughput Charge.
(b)    Sampling Fee. Customer will pay a $100 fee per sample for all samples drawn at Customer’s request excluding any composite samples taken on pipeline receipts to or pipeline deliveries from the Terminal.

10.    Minimum Throughput Commitments. For each Calendar Quarter during the Term, Customer shall tender or cause to be tendered an average of at least 272,000 Barrels per Day of Products to or from the Terminal for handling in approximately ratable quantities (such average, the “Minimum Quarterly Commitment”) and Company shall accept and deliver such Product in accordance with the terms of this Schedule. Except as expressly provided in the Agreement in connection with an Outage, a Company Force Majeure or a Customer Force Majeure, if during any Calendar Quarter, Customer fails to satisfy its Minimum Quarterly Commitment in such Calendar Quarter, then Customer will pay Company a deficiency payment (each, a “Quarterly Deficiency Payment”) in an amount equal to the volume of the deficiency (the “Quarterly Deficiency Volume”) multiplied by the Throughput Charge. Customer shall pay Company the amount of such Quarterly Deficiency Payment along with any Throughput Charge payable hereunder. The dollar amount of any Quarterly Deficiency Payment paid by Customer may be applied as a credit against any amounts incurred by Customer and owed to Company with respect to volumes of Product handled at the Terminal in excess of Customer’s Minimum Quarterly Commitment (or, if this Schedule expires or is terminated, to volumes handled at the Terminal in excess of the applicable Minimum Quarterly Commitment in effect as of the date of such expiration or termination) (such excess volume in any Calendar Quarter during the Term is referred to as the “Quarterly Surplus Volume”) during any of the succeeding four Calendar Quarters, after which time any unused credits will expire. This Section 10 shall survive the expiration or termination of this Schedule, if necessary for the application of any Quarterly Deficiency Payment against any Quarterly Surplus Volume as set forth herein.
11.    Escalation. On July 1, 2017, and on July 1st of each year thereafter while this Schedule is in effect, Company shall adjust the Throughput Charge, which adjustments shall be effective as of July 1st of the year in which such election is made, by multiplying the Throughput Charge, by an amount equal to a maximum of (a) 1.0 plus (b) a fraction, of which (i) the numerator is the positive change, if any, in the Consumer Price Index – All Urban Consumers (Series ID CUUR0300SA0) (such index, the “CPI”) during the 12-Month period ending on March 31st of such year, as reported during the Month of April of such year and (ii) the denominator is the CPI as of the first day of such 12-Month period, provided that if, with respect to any such 12-Month period, the CPI has decreased during such 12-Month period, Company may increase fees on the following July 1st only to the extent that the percentage change in the CPI since the most recent previous such increase in fees is greater than the aggregate amount of the cumulative decreases in the CPI during the intervening period or periods.
12.    Nominations. Customer shall furnish to Company, by the 20th Day of each Month preceding the Month of delivery (except for the first Month of the Term, which shall be on or before the 5th day of such Month), a delivery schedule that includes the estimated quantity of Products that Customer anticipates delivering to and receiving from the Terminal during the following Month.
13.    Monthly Statements. For purposes of this Schedule and the Agreement as it relates to this Schedule, Section 6.01 of the Agreement is hereby amended and restated as follows:
Within 10 days after the end of each Month, Company will provide Customer a statement (a “Monthly Statement”) for each proceeding Month, which Monthly Statement shall include for each Product specified on Exhibit B to this Schedule: receipts and withdrawals, and the Throughput Charges due the Company (after application of any Quarterly Surplus Volume credit to which the Company may be entitled pursuant to this Schedule). If requested by Customer, Company will provide pipeline meter tickets for receipts and withdrawals at the Terminal for such Month, if available. Each Monthly Statement immediately following the last Month in each Calendar Quarter shall include a report that sets forth the amount of Quarterly Deficiency Volume, if any, or Quarterly Surplus Volume, if any, and any Quarterly Deficiency Payment that may be due and payable by Customer.
14.    Liens. Customer hereby grants to Company a warehouseman’s lien on all of Customer’s Products in storage at the Terminal for any amounts payable by Customer to Company that have not been paid when due hereunder. If a warehouse receipt is required under Law for such a lien to arise, this Schedule will be deemed to be the warehouse receipt for all Products at the Terminal.
15.    Special Termination by Customer. If Customer or any of its Affiliates determines to completely or partially suspend refining operations at the Refinery for a period of at least 12 consecutive Months, the Parties will negotiate in good faith to agree upon a reduction of the Minimum Quarterly Commitment to reflect such suspension of operations. If the Parties are unable to agree to an appropriate reduction of the Minimum Quarterly Commitment, then after Customer or such Affiliate has made a public announcement of such suspension, Customer may provide written Notice to Company of its intent to terminate this Schedule and this Schedule will terminate 12 Months following the date such Notice is delivered to Company. In the event Customer or such Affiliate publicly announces, prior to the expiration of such 12-Month period, its intent to resume operations at the Refinery, then such Notice shall be deemed revoked and this Schedule shall continue in full force and effect as if such Notice had never been delivered.
16.    Effect of Customer Restructuring. If Customer or any of its Affiliates determines to restructure its respective supply, refining or sales operations at the Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Customer’s performance of its obligations under this Schedule, then the Parties will negotiate in good faith an alternative arrangement that is no worse economically for Company than the economic benefits to be received by Company under this Schedule, which may include the substitution of new commitments of Customer on other assets owned or to be acquired or constructed by Company.
17.    Additional Services. If Company performs additional services at Customer’s written request, or if Company, upon written notice to Customer, performs any additional services because Customer’s Product does not meet the applicable Specifications, Customer will pay Company the cost of such services plus an administrative fee that is equal to 10% of such documented, invoiced costs.
18.    Removal of Tank for Service Inspection. The Parties agree that if the Company determines to remove a Tank included in the Terminal from service or if a Tank is removed from service for inspection in compliance with API Standard 653 for Aboveground Storage Tanks then Company will not be required to utilize, operate or maintain such Tank or provide the services required under this Schedule with respect to such Tank; provided however, that any such removal will not reduce the Throughput Charge except to the extent that Company is unable to provide to Customer the applicable throughput capacity to satisfy the Minimum Quarterly Commitment.
19.    Tank Cleaning and Removal of Products. Notwithstanding any provision herein to the contrary, Customer will be responsible for all actual costs incurred by Company for tank cleaning, product removal, and disposal of all residual Product (including any BS&W) during the Term in the event (x) of a change in service of a Tank, (y) any cleaning of the Tankage is necessary for Company to comply with Applicable Law, including compliance with API 653 or any legal or regulatory requirement adopting or substantially similar to the requirements set forth in API 653, or (z) it becomes necessary to remove a Tank from service for maintenance. Under such circumstances, Company shall exercise commercially reasonable efforts to (a) provide Customer with at least sixty (60) days prior written notice of its intention to remove a Tank for cleaning or maintenance, which notice shall include (i) the legal basis for such requirement, if required, and (ii) the estimated amount of time any such Tank will be taken out of service for such purpose, and (b) except as otherwise prohibited by Applicable Law, clean only one Tank in a particular service at any given time while allowing the other Tanks to remain in service, subject to any Force Majeure event; provided, however, the failure of Company to timely provide such notice shall not relieve Customer of its obligations required hereunder.
20.    Dewatering Services. Notwithstanding any provision herein to the contrary, Company shall not be responsible for dewatering Customer’s Products. To the extent it becomes necessary during the Term to remove and dispose of water from the Tanks, Customer shall bear the cost of, or reimburse the Company for, such removal and disposal by vacuum truck. The Company shall control and oversee, and cooperate with Customer on arranging for, the completion of such removal and disposal.
21.    Marketing of Throughput and Storage Services to Third Parties. During the Term, Company may provide throughput services to third parties at the Terminal and storage services to third parties in the Tankage, provided that, (i) the provision of such throughput and storage services to third parties is not reasonably likely to negatively impact Customer’s ability to use either the Terminal or the Tankage in accordance with the terms of this Schedule in any material respect, (ii) prior to any third party use of either of the Terminal or the Tankage or the entry into any agreement with respect thereto, Company shall have received prior written consent from Customer with respect to such third party usage or the entry into such agreement, as applicable, not to be unreasonably withheld, conditioned or delayed and (iii) to the extent such third-party usage reduces the ability of Company to provide the throughput capacity to satisfy the Minimum Quarterly Commitment, the Minimum Quarterly Commitment shall be proportionately reduced to the extent of the difference between the Minimum Quarterly Commitment and the amount that can be throughput at the Terminal or stored in the Tankage (prorated for the portion of the Quarter during which the Minimum Quarterly Commitment was unavailable).
22.    Increase in Ad Valorem Taxes. If Company’s ad valorem tax obligation related to the Tankage and other facilities at the Terminal substantially increases after the Effective Date as a result of the change in ownership of the Terminal or the Terminal being assessed separately from the Refinery, the Parties will renegotiate the Throughput Charge in good faith based on the amount of the increased tax liability and Company’s good faith estimate of Customer’s pro rata share (or if the amount of the increased tax liability relate only to Customer’s Tankage, then 100%) of the increase in the Throughput Charges necessary to cover such increased tax liability.
23.    Operating and Maintenance Expenses. If during the first three years of the Term of this Schedule, Company’s expenses related to the operation and maintenance of the Tankage and other facilities at the Terminal substantially increase or decrease relative to the Parties’ expectations as of the Effective Date, the Parties will renegotiate the Throughput Charges in good faith in order to reset the Throughput Charges to preserve the Parties’ original economic, operational, commercial, and competitive expectations related to this Schedule as of the Effective Date.
24.    Contacts and Notices.
(a)    For Company. The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Company shall be in writing and delivered as set forth in the Agreement:

Operational:	VP Pipelines & Terminals
Tel: (210) 345-4057
Fax: (210) 370-4801-

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

(b)    For Customer: The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Customer shall be in writing and delivered as set forth in the Agreement:

Operational:	VP & General Manager – McKee Refinery
Tel: (806) 935-1256
Email: Lauren.Bird@valero.com

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

IN WITNESS WHEREOF, the Parties hereto have caused this Schedule to be duly executed by their respective authorized officers.

Company:

VALERO PARTNERS OPERATING CO. LLC

By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President and Chief Operating Officer

Customer:

VALERO MARKETING AND SUPPLY COMPANY

By:	/s/ R. Lane Riggs
Name:	R. Lane Riggs
Title:	Executive Vice President

[Signature Page to Terminal Services Schedule (McKee Terminal)]

EXHIBIT A
TANKS

McKee Tank Ref #	Type	Shell Capacity (Barrels)
TK1	CR	9,999
TK1001	EFR	99,085
TK1003	EFR	98,750
TK100M1	CR	100,621
TK100M2	EFR	107,074
TK100M3	EFR	109,957
TK101	EFR	100,088
TK120M1	EFR	118,453
TK120M2	EFR	117,815
TK120M3	EFR	116,945
TK120M4	IFR	119,440
TK121	CR	3,078
TK125	CR	3,119
TK126	CR	3,114
TK127	CR	9,983
TK128	CR	9,920
TK130	CR	67,427
TK133	EFR	19,297
TK134	EFR	19,324
TK138	EFR	19,880
TK139	EFR	19,765
TK140	IFR	24,854
TK142	CR	3,121
TK145	IFR	3,124
TK148	CR	9,239
TK1501	EFR	14,783
TK1502	EFR	14,800
TK150M1	EFR	149,515
TK150M2	IFR	150,150
TK150M3	EFR	161,044
TK150M4	EFR	163,613
TK157	EFR	117,271
TK161	EFR	19,772

Exhibit A – Page 1

McKee Tank Ref #	Type	Shell Capacity (Barrels)
TK163	EFR	19,871
TK164	EFR	9,967
TK166	CR	10,197
TK167	EFR	19,943
TK168	EFR	19,688
TK2	CR	9,645
TK200M1	EFR	211,453
TK20M5	CR	20,046
TK20M6	CR	20,046
TK20M7	CR	20,046
TK21	CR	20,153
TK22	CR	19,768
TK24	CR	5,127
TK2601	CR	2,665
TK2602	CR	2,664
TK2606	CR	2,660
TK2607	CR	2,662
TK2608	CR	4,975
TK29	CR	5,127
TK30	CR	5,127
TK3001	EFR	29,440
TK3002	EFR	29,501
TK300M1	CR	295,470
TK300M2	CR	298,504
TK300M3	CR	299,684
TK31	EFR	70,757
TK32	CR	5,127
TK33	CR	1,005
TK34	CR	1,006
TK4	IFR	166,162
TK5501	CR	55,521
TK5502	CR	55,521
TK5503	CR	55,521
TK5504	EFR	54,267
TK5505	EFR	54,739
TK5506	IFR	55,355
TK551	CR	3,109

Exhibit A – Page 2

McKee Tank Ref #	Type	Shell Capacity (Barrels)
TK60M1	EFR	68,866
TK60M2	EFR	66,219
TK6701	EFR	65,334
TK6702	EFR	66,110
TK80M1	IFR	80,950
	TOTAL:	4,414,418

Exhibit A – Page 3

EXHIBIT B

PRODUCTS
Products are hydrocarbons commonly stored in atmospheric storage tanks (<11 psia TVP) (True Vapor Pressure) such as, but not limited to:

Crude (Crude Oil, Blended Crude Oil, Crude Oil Mixture, Diluted Crude Oil, Synthetic Crude, Bitumen Crude)

Gasoline and Gasoline Blendstocks including Alkylate, Naphtha, Reformate, Cat gasoline, LSR, Naphtha

Distillate (Ultra Low Sulfur Diesel, Kerosene, Jet Fuel, Light Cycle Oil, Other distillates such as High Sulfur Diesel)

Gas Oils (Vacuum Gas Oil (VGO), Coker gas oil)

Resid (Fuel Oil, Residual Fuel Oil, No. 6 High Sulfur, Slurry, ATB)

Benzene, Toluene, Xylene

Products exclude:
Petcoke
Sulfur
Butane
Propane
Propylene
Hydrogen
Natural Gas
Butane / Butylene
P/P
NC4
Y-Grade
Acid
Spent Caustic
Process Water
Sour Water

Exhibit B – Page 1

EXHIBIT C

EXAMPLE

Exhibit C – Page 1